Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013 with respect to the financial statements included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Unigene Laboratories, Inc. on Forms S-8 (File No. 333-01897, effective March 22, 1996; File No. 333-35951, effective September 19, 1997; File No. 333-52376, effective December 21, 2000; File No. 333-85524, effective April 4, 2002; File No. 333-137682, effective September 29, 2006; File No. 333-161364, effective August 14, 2009; and File No. 333-168850, effective August 13, 2010) and Forms S-3 (File No. 333-124301, effective April 25, 2005; File No. 333-133313, effective September 13, 2006; and File No. 333-163989, effective December 23, 2009).

/s/ GRANT THORNTON LLP

New York, New York
March 15, 2013